For Immediate Release
Pricester to Distribute Websites through
Local and Regional Banks

Pricester and Banking Institutions to Address Needs of Small Businesses

Hollywood, FL [Feb. 13, 2008] - Pricester.com, Inc. (PRCC), an Internet marketing and technology company, has announced the introduction of a program designed to assist local and regional banks in acquiring small business accounts, an increasingly important target within the banking industry.

Banks operate in a highly competitive environment, with little differentiation in the eyes of most small business owners.
"Pricester's program provides participating banks with a more unique and meaningful promotional vehicle", said President and CEO Edward C. Dillon.

Last year Pricester won an award from the Doral & Airport West Chamber of Commerce in South Florida for instituting website programs making it affordable for small businesses to have an Internet presence.

 "The small business community has always been our focus. We have a wealth of experience with the online needs of small businesses, and the service we're offering banks is well-timed. The ability of a bank to offer clients a free business website is unprecedented and will have extremely high perceived value to business owners. Our bank program is a logical distribution channel and should add significantly to our sales", Dillon continued.

Forward Looking Statements

Except for historical matters contained herein, the matters discussed in this release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these statements reflect numerous assumptions and involve risks and uncertainties that may affect Pricester.com, Inc., its business and prospects, and cause actual results to differ materially from these statements. Among these factors are Pricester.com, Inc.'s operations; competition; entry barriers; reliance on relationships; technological changes; demand for websites; timing of introduction of new competitive ecommerce systems, pricing changes and timing by hardware and software vendors, and adequacy of supplies of new software.

In light of the risks and uncertainties inherent in these forward-looking statements, they should not be regarded as a representation by Pricester.com, Inc. or any other person that the projected results, objectives or plans will be achieved. Pricester.com, Inc. undertakes no obligation to revise or update the forward-looking statements to reflect events or circumstances after the date hereof.

CONTACTS:
          Investor Relations
          Pricester.com
          Ed Dillon, President & CEO
          (954) 272-1200
          edillon@pricester.com

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